EXHIBIT 23

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

The Board of Directors
FirstFed Bancorp, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-40559 on Form S-3 and 33-51662, 33-58260, 33-81798, 333-09065,
333-61165 and 333-62018 on Form S-8) of FirstFed Bancorp, Inc. of our report dated March 10, 2005 with respect to the consolidated statement of financial condition of FirstFed Bancorp, Inc. as of December 31, 2004, 2003 and 2002 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 2004, annual report on Form 10-KSB of FirstFed Bancorp, Inc.


/s/ KPMG LLP
---------------------------
KPMG LLP

Birmingham, Alabama
March 15, 2005